EXHIBIT NO. 99




CONTACT:

Trimeris, Inc.                                    Burns McClellan, Inc.
Matthew A. Megaro                                 Jonathan M. Nugent (investors)
President and Chief Financial Officer             Justin Jackson (media)
(919) 419-6050                                    (212) 213-0006

Hoffmann-La Roche
Kellie McLaughlin
Director of Public Affairs
973-562-2231
Pager 1(800) 946-4645, 6438692


        TRIMERIS AND ROCHE SIGN AGREEMENT TO DEVELOP TRIMERIS'S COMPOUNDS A REVOLUTION IN HIV TREATMENT: FUSION INHIBITORS THAT TARGET HIV IN A COMPLETELY NEW WAY

DURHAM, NC and NUTLEY, NJ, JULY 12, 1999 - Trimeris, Inc. (NASDAQ:TRMS) and Roche have concluded an agreement for the full-scale clinical testing and development of Trimeris's two novel anti-HIV fusion inhibitors, T-20 and T-1249. Roche will market the compounds worldwide.

In the United States and Canada, Roche and Trimeris will share equally development expenses and profits for the two fusion inhibitors. Outside of these two countries, Roche will fund all development costs and pay Trimeris undisclosed royalties on net sales of these products. Roche will make an initial cash payment to Trimeris of $10 million and up to an additional $78 million in cash and funding upon achievement of developmental, regulatory and commercial milestones.

Unlike traditional AIDS drugs that work in the cell after the virus has taken over its machinery and is replicating, T-20 attacks HIV outside the cell before it begins infection of new cells. Preliminary data on T-20 from phase I/II clinical studies show that the Trimeris' lead compound produces a potent anti-HIV effect, even in people who have had extensive previous exposure to existing HIV medications. This group is at greater risk of treatment failure because of drug-induced HIV resistance.

"When you consider that as many as 40% of people infected with HIV are currently on their third or fourth set of HIV combination treatments because of treatment failures or cross-resistance between drugs, the huge demand for a completely new approach to fighting HIV is clear," said Dr. Franz B. Humer, Roche's Chief Executive Officer. "By combining our powerful existing anti-HIV treatments and cutting-edge diagnostic technology with the potential of these new

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compounds, we are moving HIV treatment into the 21st century. We believe that the integration of these approaches will provide the best long-term healthcare solutions for people living with HIV." "Trimeris has been successful in overcoming the hurdle of producing small quantities of a long and complex peptide, paving the way for the therapeutic use of such molecules. We now will leverage our strong track record of developing and optimizing the use of treatments before, during, and after their regulatory approval to bring these compounds to the patient," said Dr. Humer.

"The collaboration with Roche provides all of the essential elements for rapid development of fusion inhibitors, a new class of antiviral agents," said Dani P. Bolognesi, Ph.D., Chief Executive Officer, Trimeris and former director of Duke University's Center for AIDS Research. "Trimeris is very pleased to be teaming with Roche, a world-class pharmaceutical partner. Roche is a recognized leader in the AIDS arena with unique strengths in HIV diagnostics, drug development and global marketing. Moreover, the cultures of the two companies mesh well and we share a common vision about the importance of developing new weapons to combat HIV. We are excited about the prospect of working closely with Roche. I do not believe we could have a better partner."

T-20 Principal Investigator Michael Saag, M.D, Director of the AIDS Outpatient Clinic at the University of Alabama at Birmingham said, "The antiviral activity of fusion inhibitors' appears to be as promising as protease inhibitors did at a similar stage of their development. The major difference is that T-20 is effective even against viruses that are resistant to protease inhibitors and reverse transcriptase inhibitors. In our clinic, we have used T-20 in patients for whom a change in therapy normally would have resulted in little or no benefit. When T-20 was added, we began to see quite impressive results."

T-20 has demonstrated the significant ability to inhibit fusion in controlled clinical trials to date (Kilby JM ET AL NATURE MEDICINE 4 (1998):1302- 1307); newer-generation T-1249 is in a Phase I dosing escalation trial to examine its safety and antiviral activity. T-20 and T 1249 can both be administered by subcutaneous injection.

Roche and Trimeris plan to initiate a full-scale clinical development program and clinical trials in coming months for both T-20 and T-1249, including the initiation of a pivotal clinical trial for T-20.

THE ROCHE HERITAGE IN HIV

Roche currently offers one of the most extensive HIV portfolios in the world. The Roche heritage in HIV includes:

o    Development and marketing of the nRTI HIVID (zalcitabine)
o Support for the two landmark studies - ACTG 175 and DELTA - that established combination therapy as the standard of care in HIV
o Groundbreaking research that led to the first identification of the HIV protease enzyme
o Development and marketing of the world's first HIV protease inhibitor, INVIRASE (saquinavir mesylate), part of a class of drugs that has helped hundreds of thousands to survive with HIV

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o    Development and marketing of FORTOVASE, an optimized formulation of saquinavir
o Marketing outside of the United States of VIRACEPT (nelfinavir mesylate), the world's leading anti-HIV protease inhibitor
o Development and marketing of CYMEVENE/CYTOVENE (ganciclovir) for the prevention of CMV retinitis, and Cymeval (valganciclovir), a newer version of ganciclovir that is in the late stages of development
o Development and marketing of the AMPLICOR HIV-1 MONITOR, the first test to accurately and precisely measure quantities of HIV-1 RNA
o Development and marketing of the AMPLICOR HIV-1 MONITOR ultrasensitive PCR technology that gives doctors and patients a real-time, direct and reliable window into the success of treatments
o A partnership to bring HIV genotyping into clinical practice through its support for the GREAT trial (with Virology Networks and PE Biosystems), an effort that will help doctors provide targeted treatment for each patient based his or her individual needs and treatment experiences, and
o A collaborative research project with Progenics Pharmaceuticals to identify small molecules targeting chemokine receptors on the host cell such as CCR5. Due to the fact that such inhibitors will target the cell whereas the T-20 type inhibitor targets the virus, the two approaches are viewed as being complimentary.

Headquartered in Basel, Switzerland, Roche is one of the world's leading healthcare groups in the fields of pharmaceuticals, diagnostics, vitamins and fragrances and flavours. Roche's products and services address all stages of individual health maintenance and disease management, including prevention, diagnosis and treatment, thus enhancing people's well being and quality of life.

Trimeris is a development-stage biopharmaceutical company engaged in the discovery and development of novel therapeutic agents that block viral infection by inhibiting viral fusion with host cells. The company's lead product candidate, T-20, which inhibits fusion of the human immunodeficiency virus (HIV) with host cells, is currently in Phase II clinical trials and has received fast track designation from the FDA. The company's second product, T-1249, which also inhibits HIV fusion, has received fast track designation from the FDA and is in a phase I clinical trial.

NOTE: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of the company's previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section included in the Company's Form 10-Q for the three months ended March 31, 1999 filed with the Securities and Exchange Commission on May 17, 1999 and the company's Registration Statement on Form S-3 as declared effective by the Securities and Exchange Commission on May 26, 1999.